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                                                                    EXHIBIT 12.0

                            COOPER INDUSTRIES, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

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
                                                      YEAR ENDED DECEMBER 31,
                                      --------------------------------------------------------
                                        1999        1998        1997        1996        1995
                                      --------    --------    --------    --------    --------
Interest Expense..................    $ 55,200    $101,900    $ 90,400    $142,100    $151,000
Estimated Interest Portion of Rent
  Expense (One-Third).............      13,948      12,352      10,864      10,035      10,064
                                      --------    --------    --------    --------    --------
Fixed Charges.....................    $ 69,148    $114,252    $101,264    $152,135    $161,064
                                      ========    ========    ========    ========    ========
Income From Continuing Operations
  Before Income Taxes.............    $518,600    $523,600    $483,200    $470,700    $297,300
Add: Fixed Charges................      69,148     114,252     101,264     152,135     161,064
      Dividends From Less Than 50%
     Owned Companies..............           -           -           -         287         968
Less: Equity in (Earnings) Losses
      of Less Than 50% Owned
      Companies...................      (1,069)        595        (320)     (1,609)       (996)
                                      --------    --------    --------    --------    --------
Earnings Before Fixed Charges.....    $586,679    $638,447    $584,144    $621,513    $458,336
                                      ========    ========    ========    ========    ========
Ratio of Earnings to Fixed
  Charges.........................         8.5x        5.6x        5.8x        4.1x        2.8x
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